Exhibit 10.3
Name:
Date:

Dear    ,

We appreciate the impact you have had at Blend (“Blend” or “the Company”).

I will recommend to the Company’s Board of Directors or its designated committee (the Board of Directors or its designated committee, together, the “Committee”), [that your compensation be adjusted], [and] [that you be granted certain awards,] in accordance with the terms of this letter agreement (the “Agreement”):

[Base Salary

Your annual base salary will be [adjusted] to $     effective as of    .]

[Annual Bonus

You are eligible to earn an annual cash bonus with a target value of $    , based on achieving performance objectives established by the Committee in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.]

[Restricted Stock Units (“RSU”)

Subject to the approval of the Committee, you will be granted an award of RSUs with respect to shares of the Company’s Class A common stock (“Shares”):

Vesting Commencement Date	# RSUs

Subject to your continued service through the applicable vesting date, your RSUs will vest over    years according to the following vesting schedule:    % of the RSUs subject to the grant will vest on    . The remaining award will vest at        % each [Quarterly] Vesting Date thereafter. For purposes of this RSU award, [Quarterly] Vesting Dates occur on the first trading day on or after each of        ,     ,    , and    .]

[Performance Restricted Stock Units (“PRSU”):

Subject to the approval of the Committee, you will be granted an award of PRSUs with respect to [Shares][shares of the Company’s Class A common stock (“Shares”)] as determined below (the “PRSU Award”):

If approved, the PRSU Award will cover a maximum of        Shares, subject to achievement of the performance goals described in the applicable award agreement. Vesting of the PRSUs is contingent on the achievement of certain Company stock price hurdles ranging from $     - $     as further described below and in the award agreement.

Tranche	# Shares	Company Stock Price Hurdle	Tranche Expiration Date
1		$	years following grant date
2		$	years following grant date
3		$	years following grant date
4		$	years following grant date

]

[The [RSUs and] [PRSUs] are subject to the terms and conditions of the equity plan, the applicable award agreement and any other requirements provided to you in connection with the granting of the [RSU and] [PRSU] awards.]

[Retention Bonus

You are eligible to receive a one-time cash bonus, as follows:

Bonus Terms	Advanced Payment/Vesting
Awarded in Cash (the “Bonus Advance”)	$ , less applicable withholdings and deductions, paid on (or the first payroll thereafter), subject to vesting and fully earned on .

]

[Bonus Advance

Each Bonus Advance is an advance of payment not yet earned and can only be fully earned if you remain continuously employed with Blend through the        [month][year] anniversary of    (the “Retention Period”). Should you end your employment with Blend for any reason other than your death (but including due to your disability) before the end of the first six months of the Retention Period or if your employment is terminated for Cause (as defined in this letter agreement (the “Agreement”)) before the end of the     [months][year(s)] of the Retention Period, you agree and understand that the Bonus Advance was advanced to you, is not earned, and must be repaid in its entirety within [30] days of the end of your employment with Blend. Should you end your employment with Blend for any reason other than your death (but including due to your disability) during the     [months][year(s)] of the Retention Period or if your employment is terminated for Cause (as defined in this Agreement) during the [months][year(s)] of the Retention Period, you agree and understand that the Bonus Advance was advanced to you, is not earned, and a pro rata portion of the Bonus Advance (based on the number of full months that have elapsed between the beginning of the Retention Period and your termination date) must be repaid to Blend within [30] days of the end of your employment with Blend. For example, if you were to voluntarily terminate your employment on    , you would be required to repay to Blend an amount representing    months, or    of the Bonus Advance.

If Blend terminates your employment before the end of the Retention Period without Cause, you agree and understand that the Bonus Advance was advanced to you, is not earned, and a pro rata portion of the Bonus Advance (based on the number of days that have elapsed between the beginning of the Retention Period and your termination date) must be repaid to Blend within 30 days of the end of your employment with Blend.

“Cause” for the purposes of this Agreement means (i) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (ii) your unauthorized use or disclosure of Blend’s confidential information or trade secrets, which use or disclosure causes material harm to Blend; (iii) your material breach of any written agreement between you and Blend regarding the terms of your service to Blend; (iv) your material failure to comply with Blend’s written policies or rules that causes material harm to Blend; (v) your gross negligence or willful misconduct in the performance of your duties to Blend that causes material harm to Blend; (vi) your continuing failure to perform assigned duties after receiving written notification of such failure from the Company’s Board of Directors (the “Board”); or (vii) your failure to participate in good faith with a governmental or internal investigation of Blend or its directors, officers or employees, if Blend has requested your cooperation; provided that any action, failure, breach or misconduct described in clauses (ii) through (vii) will constitute “Cause” only if such action, failure, breach or misconduct continues after the Company has provided you with written notice and [thirty (30)] days to cure the same if such action, failure, breach or misconduct is curable.
If any amount of the Bonus Advance is to be repaid, you consent to allow Blend to deduct the Bonus Advance from any amounts owed to you by Blend (including but not limited to your final paycheck and any severance or other benefit) to the full extent allowed by law, and agree that you will sign any additional written authorization necessary to permit such deductions. If such deductions are insufficient to reimburse Blend for the full amount owed by you or you fail to sign the necessary written authorization, you acknowledge and agree that you will remain personally liable for the remaining balance. Failure to repay the applicable Bonus Advance within the time period set out above constitutes a breach of this Agreement. You agree that Blend is entitled to recover from you the reasonable costs incurred in enforcing its rights herein, including but not limited to attorneys’ fees and costs incurred in connection with arbitration, litigation, or other proceedings. Nothing herein will be construed to limit Blend’s rights to recoup the Bonus Advance to the full extent allowed by law.

[This Agreement constitutes the complete agreement between you and Blend with respect to the subject matter hereof, and supersedes any prior agreements, representations, or understandings (whether written, oral, or implied) between you and Blend with respect to the subject matter hereof. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable state law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.]

By signing this Agreement and accepting the cash payment outlined above, you are agreeing to the terms above.]

Thank you for your ongoing contributions to Blend’s success.

Nima Ghamsari

[You must sign this Agreement by        in order to be eligible for the cash payments described herein.]

[Please sign below to acknowledge receipt and acceptance of the terms outlined in this Agreement.]

_______________________________________